Piper & Marbury
                                 L.L.P.
                           Charles Center South                    Washington
                           36 South Charles Street                 New York
                      Baltimore, Maryland 21201-3018               Philadelphia
                               410-539-2530                        Easton
                            FAX: 410-539-0489


                                                October 20, 1997


Chateau Communities, Inc.
6430 South Quebec Street
Englewood, Colorado 80111
Ladies and Gentlemen:

     We have acted as special Maryland counsel to Chateau Communities, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"),of 1,309,261 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") pursuant to a Registration Statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). The Shares are part of 2,504,476 shares of Common Stock owned by Mr. J. Peter Ministrelli and Ministrelli Construction Corporation which consist of (i) 1,302,431 shares of Common Stock issued in exchange for limited partnership units of CP Limited Partnership, a Maryland limited partnership, (the "OP Units") pursuant to Chateau Securityholder Agreements dated December 18, 1996 (the "CS Letter Agreements"), (ii) 985,209 shares of Common Stock issued pursuant to a share issuance program as set forth in the CS Letter Agreements (the "Share Issuance Program"), and (iii) 216,836 shares of Common Stock to be issued in exchange for OP Units. This opinion is being provided at your request in connection with the filing of the Registration Statement.

     In rendering the opinion expressed herein, we have examined the Registration Statement, the Charter and By-Laws of the Company, the proceedings of the Board of Directors of the Company relating to the reservation and issuance of the Shares, a Certificate of the Secretary of the Company (the "Certificate"), and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein.

     For purposes of the opinion expressed in paragraph (3) below, we further assume that:


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                                                     Piper & Marbury   L.L.P.
Chateau Communities, Inc.
Page 2


          (a) The issuance of any Shares in exchange for OP Units will be authorized and determined by proper action of the Board of Directors of the Company (each, a "Board Action") in accordance with the Company's Charter and By-Laws and applicable Maryland law, in each case so as not to result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company.

          (b) Prior to the issuance of any Shares in exchange for OP Units, there will exist, under the Charter of the Company, the requisite number of authorized but unissued shares of Common Stock.

          (c) Appropriate certificates representing the Shares to be issued in exchange for OP Units will be executed and delivered upon the issuance of such Shares and will comply with the Company's Charter and By-Laws and all applicable requirements of Maryland law.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that, as of the date hereof:

          1. The Shares issued in exchange for OP Units pursuant to the CS Letter Agreements have been duly authorized and validly issued and are fully paid and non-assessable.

          2. The Shares issued pursuant to the Share Issuance Program have been duly authorized and validly issued and are fully paid and non-assessable.

          3. Upon due authorization by Board Action of an issuance of Shares in exchange for OP Units, and upon issuance and delivery of certificates for such Shares in accordance with the terms and provisions of such Board Action, the Shares represented by such certificates will be duly authorized, validly issued, fully paid and non-assessable.

     The opinion expressed above is limited to the laws of the State of Maryland, exclusive of the securities or "blue sky" laws of the State of Maryland. The foregoing opinion is rendered as of the date hereof. We assume


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                                                     Piper & Marbury   L.L.P.
Chateau Communities, Inc.
Page 3


no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                              Very truly yours,
                              /s/ PIPER & MARBURY L.L.P.


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